  EXHIBIT 99.1

Resort Savers, Inc. Announces Medical Distribution Partnership with South Korea-based CancerROP

RSSV to be exclusive distributor of CancerROP’s genetic testing products in Malaysia

Future plans to expand to Singapore, Indonesia and China

Kuala Lumpur, Malaysia – July 16, 2018 – Resort Savers, Inc. (OTCMKTS: RSSV) today announced a partnership with South Korea based DNA and genetic testing company CancerROP. According to the terms of a memorandum of understanding signed between the parties, RSSV will be the exclusive distribution agent for CancerROP’s genetic testing and products line in the country of Malaysia. The companies anticipate expanding the list of markets to include Singapore, Indonesia and China.

RSSV’s acquisition of the Malaysian multi-level marketing and distribution firm Admall in May 2018 paved the way for RSSV to enter into third party marketing and distribution agreements in markets, such as Malaysia, Indonesia and China, where high regulatory barriers to entry prevent new entrants from marketing and distributing their products to the large domestic market. RSSV’s first partnership, with CancerROP, seeks to target the rapidly growing personal health care and beauty market in China and Southeast Asia. “We are excited about the opportunity to mix science with marketing for the masses!” exclaimed Patrick Tan, CEO of Admall and CFO of RSSV.

CancerROP provides DNA testing services including early diagnostics for genetic disorders, molecular diagnostics and whole genome sequencing. Insights gained from DNA profiling drive CancerROP’s cancer treatment, beauty and personal care businesses. Which will all be part of the new admall marketing program, which will include medical tourism.

RSSV CEO D.S. Chang said of the deal, “This is a huge move forward in the development of RSSV.” He also added, “We plan to apply for a NASDAQ listing within 90 days following FINRA review of our reverse stock split and corporate name change.” Last week, the RSSV board and stockholders approved a reverse 1-for-30 stock split and a corporate name change to SGCI Group Holding, Inc. The reverse split and name change will become effective following review by FINRA.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Because they discuss future events or conditions, forward-looking statements may include words such as “will,” “anticipate,” “believe,” “intend,” “could,” “may,” “seek,” “plan,” or similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding business strategies, financing plans and any other statements that are not historical facts. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual future results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.